EXHIBIT 11.1

Quaker City Bancorp, Inc.
Computation of Earnings Per Share

                                                                            Three Months             Six Months
                                                                               Ended                   Ended
                                                                            December 31,            December 31,
                                                                               2001                    2001
                                                                               ----                    ----
A       Average common shares outstanding.........................               5,046,955                5,021,147
                                                                       --------------------       ------------------
B       Net earnings for period...................................              $5,100,000               $9,842,000
                                                                       ====================       ==================
        Basic earnings per share [ B / A ]........................                   $1.01                    $1.96
                                                                       ====================       ==================

        Common share equivalents:
C       Average stock options outstanding.........................                 691,849                  709,364
                                                                       --------------------       ------------------
D       Average option exercise price.............................                  $13.36                   $13.18
                                                                       --------------------       ------------------
E       Exercise proceeds [ C x D ]...............................              $9,242,480               $9,346,651
                                                                       --------------------       ------------------
F       Tax benefit on non-qualified options......................              $2,844,082               $3,001,943
                                                                       --------------------       ------------------
G       Total exercise proceeds [ E + F ].........................             $12,086,562              $12,348,594
                                                                       --------------------       ------------------
H       Average market price in period............................                  $29.51                   $29.96
                                                                       --------------------       ------------------
I       Shares repurchased at market price [ G / H ]..............                 409,575                  412,169

                                                                       --------------------       ------------------
J       Increase in common shares [ C - I ].......................                 282,274                  297,195
                                                                       --------------------       ------------------
K       Shares outstanding and equivalents [ A + J ]..............               5,329,229                5,318,342
                                                                       ====================       ==================
L       Net earnings for period...................................              $5,100,000               $9,842,000
                                                                       ====================       ==================
        Diluted earnings per share [ L / K ]......................                   $0.96                    $1.85
                                                                       ====================       ==================